UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 22, 2007

THE PROVIDENCE SERVICE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50364	86-0845127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5524 East Fourth Street, Tucson Arizona		85711
(Address of Principal Executive Offices)		(Zip Code)

(520) 747-6600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2007, The Providence Service Corporation (the “Company”) entered into separate employment agreements with the following executive officers: Fletcher Jay McCusker, Chief Executive Officer; Michael N. Deitch, Chief Financial Officer; Fred D. Furman, Executive Vice President and General Counsel; and Craig A. Norris, Chief Operating Officer. The employment agreements for Messrs. McCusker, Deitch and Norris are based upon the initial employment agreements entered into with them, which agreements have expired. This is the first employment agreement with Mr. Furman. The following description of the employment agreements is qualified in its entirety by reference to copies of the employment agreements, attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, and incorporated herein by reference.

The agreement with each of these executive officers is for an initial term of three years. Each agreement will automatically renew for additional one year terms unless written notice of non-renewal is provided by either party at least 6 months prior to the end of the current term. The employment agreements include provisions for compensation for each executive officer, severance in the event of termination of employment under certain circumstances, a payment in the event of a Change in Control and restrictive covenants.

Under the employment agreements the annual base salary for each executive officer was set at an amount equal to the rate of base salaries paid to the executive officers at the end of 2006. At the end of 2006 the annual base salaries rates for Messrs. McCusker, Norris, Deitch and Furman were $300,000, $265,000, $245,000 and $245,000, respectively. The annual base salary paid to each executive officer will be reviewed at least annually by the Company’s Board of Directors (the “Board”) and the Compensation Committee or other applicable committee of the Board in accordance with the compensation polices and guidelines of the Company then in affect, and may be modified as a result of such review at the sole discretion of the Board and/or the committee. In addition to an annual base salary during the term of the agreement, each executive officer is eligible to participate in any bonus plans or incentive compensation programs, if any, as may be in effect from time to time, at a level consistent with his position and with the Company’s then current policies and practices.

Each executive officer covered by an employment agreement is eligible to receive a severance benefit equal to one and one half times the executive officer’s base salary upon executing a general release in favor of the Company in the event of a termination of the executive officer either by the Company without Cause, or by the executive officer for Good Reason (all defined in the agreements). Certain payment provisions of the employment agreements are also triggered by a “Change in Control,” which is defined in the employment agreements but which generally means a change in the ownership of effective control or in the ownership of a substantial portion of the assets of the Company. The benefit for Mr. McCusker, in the case of a Change in Control, would be a payment in an amount equal to three times the average of his annual W-2 compensation from the Company for the most recent five taxable years ending before the date on which the Change in Control occurs, but not in excess of the amount specified in the Internal Revenue Code Section 162(m)(1) or any successor Internal Revenue Code Section thereto. The agreements for the other three executive officers provide that the executive officer would receive a benefit in an amount equal to two times the average of his annual W-2 compensation from the Company for the most recent five taxable years ending before the date on which the Change in Control occurs subject to the same Internal Revenue Code Section 162(m)(1) limitation described above.

The agreements contain restrictive covenants providing for the employee’s non-competition, non-solicitation/non-piracy and non-disclosure. The term of the non-competition and non-solicitation covenants is for a period that includes the term of the employment agreement and any renewal periods, and for a period of 18 months after the employment agreement is terminated for any reason.

2

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1*	Employment Agreement dated March 22, 2007 between The Providence Service Corporation and Fletcher Jay McCusker.

10.2*	Employment Agreement dated March 22, 2007 between The Providence Service Corporation and Michael N. Deitch.

10.3*	Employment Agreement dated March 22, 2007 between The Providence Service Corporation and Fred D. Furman.

10.4*	Employment Agreement dated March 22, 2007 between The Providence Service Corporation and Craig A. Norris.

*	Represents a management compensation arrangement.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date: March 28, 2007	By:	/s/ Michael N. Deitch
Michael N. Deitch
Chief Financial Officer

4